                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                            CONCUR TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $ .001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    206708109
                -----------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
                -----------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.   206708109                          Page    2      of      4    Pages
            ---------                              ---------      ---------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:                   S. Steven Singh
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------
         NUMBER OF              5     SOLE VOTING POWER          1,443,419

          SHARES
                                ------------------------------------------------
        BENEFICIALLY            6     SHARED VOTING POWER        -0-

         OWNED BY

           EACH                 ------------------------------------------------
                                7     SOLE DISPOSITIVE POWER     1,443,419
         REPORTING

          PERSON                ------------------------------------------------
                                8     SHARED DISPOSITIVE POWER   -0-
           WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
           1,443,419

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):    5.5%


--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G



CUSIP No.   206708109                      Page    3      of      4    Pages
            ---------                          ---------      ---------


Item 1(a).   Name of Issuer:
             --------------

             Concur Technologies, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             6222 185th Avenue NE, Redmond, WA  98052

Item 2(a).   Name of Person Filing:
             ---------------------

             S. Steven Singh

Item 2(b).   Address of Principal Business Office:
             ------------------------------------

             6222 185th Avenue NE, Redmond, WA  98052

Item 2(c).   Citizenship:
             -----------

             United States of America

Item 2(d).   Title of Class of Securities:
             ----------------------------

             Common Stock, $ .001 par value

Item 2(e).   CUSIP Number:
             ------------

             206708109

Item 3.      Information if Statement is Filed Pursuant to Rule 13d-1(b), or
             ---------------------------------------------------------------
             13d-2(b) or (c):
             ---------------

             Not Applicable.

Item 4.      Ownership:
             ---------

             (a) Amount beneficially owned: 1,443,419 shares, including 586,861 shares subject to options which are exercisable within 60 days of December 31, 2001

             (b)      Percent of class:    5.5%

             (c)      Number of shares as to which such person has:

             (i)      Sole power to vote or to direct vote:  1,443,419
             (ii)     Shared power to vote or to direct vote:  -0-
             (iii)    Sole power to dispose or to direct the disposition:
                      1,443,419
             (iv)     Shared power to dispose or to direct the disposition:  -0-

                                  SCHEDULE 13G


CUSIP No.   206708109                      Page    4      of      4    Pages
            ---------                          ---------      ---------


Item 5.      Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             Not applicable.

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.  (See Item 4 above).

Item 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

Item 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

Item 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

Item 10.     Certification:
             -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 12, 2002
                                  ----------------------------------------------
                                  Date


                                  /s/ S. Steven Singh
                                  ----------------------------------------------
                                  S. Steven Singh